Exhibit 5.1

October 21, 2010

Board of Directors

Vera Bradley, Inc.

2208 Production Road

Fort Wayne, Indiana 46808

RE:   Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Vera Bradley, Inc., an Indiana corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 6,076,001 shares of the Company’s authorized but unissued common stock (the “Shares”) which may be issued under the Vera Bradley, Inc. 2010 Equity and Incentive Plan (the “Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning assigned to them in the Registration Statement.

We have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion, including:

1.	The Registration Statement, as amended through the date hereof;

2.	The Vera Bradley, Inc. 2010 Equity and Incentive Plan;

3.	A copy of the Second Amended and Restated Articles of Incorporation of the Company, together with all amendments thereto;

4.	A copy of the Amended and Restated Bylaws of the Company, as amended to date;

5.	An Officer’s Certificate of even date herewith as to certain factual matters;

6.	Resolutions relating to the approval of the Plan adopted by the Company’s Board of Directors and shareholders on October 5, 2010 (the “Resolutions”); and

7.	Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

Board of Directors

Vera Bradley, Inc.

October 21, 2010

We have also relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communications from public officials and officers of the Company.

For purposes of this opinion, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; (iii) that the Resolutions have not been and will not be amended, altered or superseded before the filing of the Registration Statement; and (iv) that the registration requirements of the Securities Act and all applicable requirements of state laws regulating the offer and sale of the Common Stock will have been duly satisfied. The opinion set forth herein is limited to the law of the State of Indiana.

Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares are duly authorized and, if and when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very Truly Yours,

/s/ Ice Miller LLP